AMENDED AND RESTATED

SERVICE AGREEMENT

FOR

TRANSFER AGENT SERVICES

TO

RSE ARCHIVE, LLC

THIS AMENDED AND RESTATED SERVICE AGREEMENT FOR TRANSFER AGENT SERVICES (this “Agreement”) between RSE Archive, LLC, a Delaware series limited liability company (“Client”), and RSE Transfer Agent LLC, a Delaware limited liability company (the “Transfer Agent”), is dated as of May 3, 2022.

1. Appointment. Client appoints RSE Transfer Agent LLC as its transfer agent, registrar and dividend disbursing agent and Transfer Agent accepts such appointment in accordance with the following terms and conditions for all membership interests (the “Interests”) of each series of the Client.

2. Term of Agreement. The Transfer Agent’s appointment hereunder shall commence on the next business day after the date hereof (the “Effective Date”) and shall continue for three years thereafter (the “Initial Term”). Unless either party gives written notice of termination of this Agreement at least 60 days prior to the end of the Initial Term, or any successive three-year term, this Agreement shall automatically renew for successive additional three-year terms.

3. Duties of Transfer Agent. Commencing on the Effective Date, the Transfer Agent shall provide the services listed in Schedule A hereto (“Services”), in the performance of its duties hereunder.

4. Representations, Warranties and Covenants of Client. Client represents, warrants and covenants to the Transfer Agent that:

(a) the Interests issued and outstanding on the date hereof have been duly authorized and validly issued and purchasers of the Interests will have no obligation to make payments to Client or its creditors (other than the purchase price for the Interests) or contributions to Client or its creditors solely by reason of the purchasers’ ownership of the Interests; and any Interests to be issued hereafter, when issued, shall have been duly authorized and validly issued and purchasers of the Interests will have no obligation to make payments to Client or its creditors (other than the purchase price for the Interests) or contributions to Client or its creditors solely by reason of the purchasers’ ownership of the Interests;

(b) the Interests to be issued, when issued, will be issued in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Tier 2 of Regulation A, as amended, promulgated thereunder (“Regulation A+”); and will be duly registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or will be exempt from such registration; and

(c) the execution and delivery of this Agreement, and the issuance and any subsequent transfer of the Interests in accordance with this Agreement, do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the Certificate of Formation or the Limited Liability Company Agreement, as amended, of Client, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which Client is a party or by which it is bound. This Agreement is enforceable against Client in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors’ rights generally.

5. Representations, Warranties and Covenants of the Transfer Agent. The Transfer Agent represents, warrants and covenants to Client that:

(a) the Transfer Agent is, and for the term of this Agreement shall remain, duly registered as a transfer agent under the Exchange Act;

(b) subject to Sections 7 and 8(a) hereof, during the term of this Agreement, the Transfer Agent shall comply with its obligations as a transfer agent under the Exchange Act and the rules and regulations thereunder; and

(c) assuming the accuracy of Client’s representations and warranties and compliance by Client with its covenants hereunder, the execution and delivery of this Agreement, and the performance by the Transfer Agent of its obligations in accordance with this Agreement, do not and will not conflict with, violate, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the organizational documents of the Transfer Agent, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which the Transfer Agent is a party or by which it is bound. This Agreement is enforceable against the Transfer Agent in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting the enforcement of creditors’ rights generally.

6. Scope of Agency.

(a) The Transfer Agent shall act solely as agent for Client under this Agreement and owes no duties hereunder to any other person. The Transfer Agent undertakes to perform the duties and only the duties that are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Transfer Agent.

(b) The Transfer Agent may rely upon, and shall be protected in acting or refraining from acting in reliance upon, (i) any communication from Client or its authorized agents or broker-dealers, or (ii) any written instruction, notice, request, direction, consent, report, certificate, or other instrument, paper, document or electronic transmission believed by the Transfer Agent to be genuine and to have been signed or given by the proper party or parties. In addition, the Transfer Agent is authorized to refuse to make any transfer that it determines in good faith not to be in good order.

(c) In connection with any question of law arising in the course of the Transfer Agent performing its duties hereunder, the Transfer Agent may consult with legal counsel whose advice shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Transfer Agent hereunder in good faith and in reasonable reliance thereon.

(e) The Transfer Agent may engage sub-agents or professional service providers to perform any of the Services.

7. Indemnification. Client shall indemnify the Transfer Agent for, and hold it harmless against, any loss, liability, claim or expense (“Loss”) arising out of or in connection with its duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Loss or enforcing this Agreement, except to the extent that such Loss shall have been determined by a court of competent jurisdiction to be a result of the Transfer Agent’s gross negligence or intentional misconduct.

8. Limitation of Liability.

(a) In the absence of gross negligence or intentional misconduct on its part, the Transfer Agent shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. In no event will the Transfer Agent be liable for special, indirect, incidental, consequential or punitive loss or damages of any kind whatsoever (including but not limited to lost profits), even if the Transfer Agent has been advised of the possibility of such damages.

(b) If any question or dispute arises with respect to the Transfer Agent’s duties hereunder, the Transfer Agent shall not be required to act or be held liable or responsible for its failure or refusal to act until the question or dispute has been (i) resolved (and, if appropriate, the Transfer Agent may file a suit in interpleader or for a declaratory judgment for such purpose) by a final judgment of a court of competent jurisdiction that is binding on all parties interested in the matter and is no longer subject to review or appeal, or (ii) settled by a written document satisfactory to the Transfer Agent and executed by Client. For such purpose, the Transfer Agent may, but shall not be obligated to, require the execution of such a document.

9. Force Majeure. The Transfer Agent shall not be liable for any failures, delays or losses, arising directly or indirectly out of conditions beyond its reasonable control, including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, civil disobedience, riots, rebellions, electrical or mechanical failure, computer hardware or software failure, communications facilities failures including telephone failure, war, terrorism, insurrection, fires, earthquakes, storms, floods, pandemics, acts of God or similar occurrences.

10.  Interest Data. Client acknowledges that the Transfer Agent will obtain information from one or more broker-dealers associated with Client about transactions involving the purchase and sale of Interests and Client agrees that the Transfer Agent shall have no liability for errors in such information.  Client agrees and acknowledges that the Transfer Agent shall not be liable in any way for any loss or damage arising from or occasioned by any inaccuracy, error, delay in, omission of, or interruption in electronic transmission of Interest information, including any breach of measures designed to protect information held or transmitted electronically.

11. Termination.

(a) Client may terminate this Agreement upon sixty (60) days advance written notice to the Transfer Agent, which notice shall include a certified copy of a resolution of the Board of Directors of Client. Client may also terminate this agreement upon thirty (30) days advance written notice to the Transfer Agent, which notice shall include a certified copy of a resolution of the Board of Directors of Client if (i) the Transfer Agent defaults on any of its material obligations hereunder and such default remains uncured thirty (30) days after the Transfer Agent’s receipt of notice of such default from Client; (ii) any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against the Transfer Agent;  (iii) the Transfer Agent shall become insolvent or shall cease paying its obligations as they become due or makes any assignment for the benefit of its creditors; or (iv) the Transfer Agent is acquired by or is merged with or into another entity where the Transfer Agent is not the surviving company.

(b) The Transfer Agent may suspend providing services hereunder or terminate this Agreement upon sixty (60) days advance written notice to Client. The Transfer Agent may also suspend providing services hereunder or terminate this Agreement if (i) Client fails to pay amounts due hereunder or defaults on any of its material obligations hereunder and such failure or default remains uncured thirty (30) days after Client’s receipt of notice of such failure or default from the Transfer Agent; (ii) any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against Client; (iii) Client shall become insolvent or shall cease paying its obligations as they become due or makes any assignment for the benefit of its creditors; or (iv) Client is acquired by or is merged with or into another entity where Client is not the Surviving company.

(c) Upon termination of this Agreement, all fees earned and expenses incurred by the Transfer Agent up to and including the date of such termination shall be immediately due and payable to the Transfer Agent on or before the effective date of such termination.

(d) Prior to termination of this Agreement, Client shall provide the Transfer Agent with written instructions as to the transfer or disposition of data or documents in its custody, possession, or control, as well as any additional documentation reasonably requested by the Transfer Agent. Except as otherwise expressly provided in this Agreement, the respective rights and duties of Client and the Transfer Agent under this Agreement shall cease upon termination of this Agreement.

12.  No Certificates.    The Transfer Agent and Client acknowledge that the Interests will not be represented or evidenced by certificates.

13. Confidentiality.    (a) In connection with the performance of the Transfer Agent’s duties on behalf of Client under this Agreement, the Transfer Agent shall obtain confidential information related to Client or its securityholders that is not available to the general public (“Confidential Information”). The Transfer Agent agrees that the Confidential Information shall be held and treated by the Transfer Agent, its members, managers, officers, employees, affiliates, agents and subcontractors (collectively, “Representatives”) in confidence and except as hereinafter provided, shall not be disclosed in any manner whatsoever except as otherwise required by law, regulation, legal process or other regulatory, governmental or judicial process or authority. Confidential Information shall be used by the Transfer Agent and its Representatives only for the purposes for which provided and shall be disclosed by the Transfer Agent only to those Representatives who have a need to know in order to accomplish the business purpose in connection with which the Confidential Information has been provided. Information shall no longer be considered Confidential Information at such time as such information becomes publicly available through disclosure by someone other than the Transfer Agent. Except as prohibited by applicable law or regulation, the Transfer Agent shall promptly notify Client in writing of any subpoena, summons or other legal process served on the Transfer Agent or its Representatives for the purpose of obtaining Confidential Information. In such cases, Client shall have a reasonable opportunity to seek appropriate protective measures. Client will indemnify the Transfer Agent for all reasonable expenses incurred by Transfer Agent in connection with determining the lawful release of the Confidential Information.

(b) The Transfer Agent shall ensure that it adopts and enforces adequate policies relating to the protection of Confidential Information of Client. The Transfer Agent agrees to promptly notify Client in the case of any data breaches or other unlawful access to Confidential Information, and the Transfer Agent shall take all reasonable actions to recover and protect such information and its confidentiality. The Transfer Agent agrees to maintain adequate commercial and data privacy insurance at all times during the term of this Agreement at its sole expense.

14. Publicity.    Except as may be disclosed in filings with the U.S. Securities and Exchange Commission (pursuant to Regulation A+ or otherwise) or as may be required by applicable law or regulation, neither party will issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the Services to be provided hereunder without obtaining the prior written approval of the other party, which may be withheld in the other party’s sole discretion.

15. Lost Interest Holders.    The Transfer Agent shall conduct such database searches to locate lost Interest holders as are required by Rule 17Ad-17 of the Exchange Act, without charge to the Interest holder. If a new address is so obtained in a database search for a lost Interest holder, the Transfer Agent shall conduct a verification mailing and update its records for such Interest holder accordingly. If a new address is not so obtained for any lost Interest holders, the Transfer Agent may conduct a more in-depth search for the purpose of locating such lost Interest holders using the services of a locating service provider selected by the Transfer Agent and receive compensation from the Client for processing and other services the Transfer Agent provides in connection with the in-depth search.

16. Compensation and Expenses.

(a) Commencing on the Effective Date, Client shall compensate the Transfer Agent for its services hereunder in accordance with the fee schedules listed in Schedule A hereto.

(b) All amounts owed to the Transfer Agent hereunder are due within thirty (30) days of the invoice date. Client agrees to reimburse the Transfer Agent for any attorney’s fees and any other costs associated with collecting delinquent payments.

(c) Client shall be charged for expenses advanced or incurred by the Transfer Agent in connection with the Transfer Agent’s performance of its duties hereunder.

(d) With respect to any Interest holder mailings processed by the Transfer Agent, Client shall be charged postage as an out-of-pocket expense at postage rates that may not reflect all available or utilized postal discounts, such as presort or NCOA discounts. Client shall, at least one business day prior to mail date, provide immediately available funds sufficient to cover all postage due on such mailing. For any dividend mailing, Client shall, no later than 10 a.m. Eastern on the mail date for the dividend, provide immediately available funds sufficient to pay the aggregate amount of dividends to be paid. Any material Interest holder mailing schedule changes, including, but not limited to, delays in delivering materials to the Transfer Agent or changes in a mailing commencement date, may result in additional fees and/or expenses.

17. Submission to Jurisdiction; Foreign Law.

(a) The parties irrevocably (i) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, and (ii) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding in the jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York.

(b) The Transfer Agent shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. The Transfer Agent may consult with foreign counsel, at Client’s expense, to resolve any foreign law issues that may arise as a result of Client being subject to the laws or regulations of any foreign jurisdiction.

18. Miscellaneous.

(a) Amendments. This Agreement may not be amended or modified in any manner except by a written agreement signed by both Client and the Transfer Agent.

(b) Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

(c) Survival of Terms. Sections 7, 8, 13, 16 and 17 hereof and this Section 18 shall survive termination of this Agreement.

(d) Assignment. This Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay. Any attempted assignment in violation of the foregoing will be void.

(e) Headings. The headings contained in this Agreement are for the purposes of convenience only and are not intended to define or limit the contents of this Agreement.

(f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is found to violate a law, it will be severed from the rest of the Agreement and ignored.

(g) Counterparts. This Agreement may be executed manually in any number of counterparts, each of which such counterparts, when so executed and delivered, shall be deemed an original, and all such counterparts when taken together shall constitute one and the same original instrument.

(h) Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral communications, understandings, and agreements with respect to the subject matter of this Agreement. The parties acknowledge that the Schedules hereto are an integral part of this Agreement.

(i) Benefits of this Agreement. Nothing in this Agreement shall be construed to give any person or entity other than the Transfer Agent and Client any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and Client.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

RSE ARCHIVE, LLC

By: RSE Archive Manager, LLC, its managing member

By: Rally Holdings LLC, its sole member

By: RSE Markets, Inc., its sole member

By:  _/s/ George Leimer_____________

Name: George Leimer

Title: Chief Executive Officer

RSE TRANSFER AGENT LLC

By: Rally Holdings LLC, its managing member

By: RSE Markets, Inc., its sole member

By:  _/s/ George Leimer______________

Name: George Leimer

Title: Chief Executive Officer

Schedule A

to the

Agreement for Transfer Agent Services

by and between

RSE Archive, LLC

and

RSE Transfer Agent LLC

SERVICES

Maintain a record of registered Interest ownership, including contact information of all registered Interest holders.

Maintain a record of the transfer of registered ownership, issuance and cancellation of any and all Interests.

Coordinate with each broker-dealer authorized by Client to execute a purchase or sale of Interests to ensure that all purchases and sales are promptly reported to Client and the Transfer Agent and recorded in the Interest register.

Undertake or engage other service providers to undertake the following and any other services that may be requested by Client from time to time:

•Dividend payments and distributions to Interest holders;

•Tax reporting;

•Escheatment and lost Interest holder search and report filing;

•Amendment of the Interest register in the event of secondary offerings and resale transactions by Interest holders; and

•Communication with Interest holders on behalf of the Client, including sending:

oStatements with details of holdings and/or transactions

oTax forms, including W-9, W-8BEN, 1099-DIV and 1099-B.

FEES

Client will pay an annual fee to the Transfer Agent in arrears in an amount to be negotiated in good faith based on the Transfer Agent’s actual expenses, including the cost of outsourced service providers and professional advisers; an appropriate portion of shared expenses with the Client; and any other factors that the parties deem relevant to the matter of compensation. The annual fee will be consistent with market rates for such fees for registered transfer agents handling clients with a similar-sized securityholder base.